EXHIBIT 3.2.7

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                       SMART CHOICE AUTOMOTIVE GROUP, INC.

         Smart Choice Automotive Group, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Florida Business Corporation Act ("FBCA") does hereby certify:

         FIRST: The name of the Corporation is Smart Choice Automotive Group,
Inc.

         SECOND: Pursuant to Section 607.10025 of the FBCA, the Board of Directors of the Corporation, by unanimous written consent effective as of July 11, 2000, adopted resolutions approving a 1-for-20 reverse split of the shares of Common Stock, $0.01 par value per share, of the Corporation, (the "Reverse Split"). There are presently 50,000,000 authorized shares of the Common Stock of the Corporation, which will be combined by virtue of the Reverse Split into 2,500,000 shares of Common Stock.

         THIRD: In connection with the Reverse Split, the Board of Directors of the Corporation approved the following amendments to the Articles of Incorporation of the Corporation:

                  (i) The Articles of Incorporation of the Corporation shall be amended by deleting the first two paragraphs of Article V thereof in their entirety and inserting the following in lieu thereof:

                                    "The aggregate number of shares of capital
                           stock which the Corporation has authority to issue is 7,500,000 shares, which shall consist of 2,500,000 shares of Common Stock, $0.01 par value per share ("Common Stock"), and 5,000,000 shares of preferred stock, $0.01 par value per share ("Preferred Stock"). No shareholder of any stock of this Corporation shall have preemptive rights. There shall be no cumulative voting by the shareholders of the Corporation."

                  (ii) The Articles of Incorporation of the Corporation shall be further amended by deleting the first sentence of subparagraph
                  (b) under the caption "Series E Preferred Stock" of Article V thereof in its entirety and inserting the following in lieu thereof:

                                    "The holders of record of the Series E
                           Preferred Stock shall be entitled to receive dividends in an amount per share equal to five
                           (5) times the amount per share of dividends paid from time to time to

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                           holders of record of the Common Stock, and no more."

                  (iii) The Articles of Incorporation of the Corporation shall be further amended by deleting the second sentence of subparagraph (c) under the caption "Series E Preferred Stock" of Article V thereof in its entirety and inserting the following in lieu thereof:

                                    "Each share of Series E Preferred Stock
                           shall be entitled to five (5) votes."

         FOURTH: The amendments to the Corporation's Articles of Incorporation set forth above in Paragraph Third of this Certificate will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series of stock of the Corporation.

         FIFTH: The amendments to the Corporation's Articles of Incorporation set forth above in Paragraph Third of this Certificate will not cause the percentage of authorized shares that will remain unissued after the Reverse Split to exceed the percentage of authorized shares which are unissued immediately prior to the Reverse Split.

         SIXTH: The Reverse Split and the amendments to the Corporation's Articles of Incorporations set forth above in Paragraph Third of this Certificate shall take effect on July 26, 2000.

         IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed on its behalf by the undersigned officer on this 24th day of July, 2000.

                                    SMART CHOICE AUTOMOTIVE GROUP, INC.


                                    By:  /s/ J. EDWARD ERNST
                                       -----------------------------------------
                                       J. Edward Ernst
                                       President and Chief Executive Officer